Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 15, 2002 (the “Effective Date”) by and between Leadis Technology, Inc., a Delaware corporation (the “Company”), and Sung Tae Ahn (The “Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. Employee will serve as the Chief Executive Officer and President of the Company and shall perform such duties as are ordinary, customary and necessary in such roles. Employee will report directly to the Board of Directors of the Company. Employee shall devote his full business time, skill and attention to the performance of his duties on behalf of the Company.

2. Compensation and Benefits.

(a) Salary. The Company agrees to pay Employee a minimum annual salary of Two Hundred Thousand Dollars (US$200,000) payable as earned in accordance with Company’s customary payroll practice (but no less than monthly). Employee’s salary shall be reviewed by the Board of Directors for possible increases annually. Any increase in Employee’s salary must be approved by the Board of Directors, including the approval of both directors elected by holders of the Series B Preferred Stock of the Company, voting separately (the “Series B Directors”).

(b) Cash Bonus. Employee will be eligible to receive an annual cash bonus of up to a maximum of US$60,000 based upon the achievement of milestones to be mutually agreed upon between Employee and the Company and approved by the Board of Directors, including the approval of both of the Series B Directors.

(c) Benefits. Employee will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to executive officers of the Company generally.

(d) Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, in accordance with any applicable policy established by the Board of Directors from time to time.

3. Termination Without Cause. In the event of any termination of Employee’s employment with the Company (or any successor, subsidiary, parent or affiliate of the Company if Employee is then primarily employed by such entity) without “Cause” (as defined below) on or prior to the fourth (4th) anniversary of the Effective Date (an “Early Termination”), then in addition to any other amounts that may be due to him (i) the Company shall continue to pay Employee his then current salary, under Section 2(a) above, payable on the Company’s normal payroll dates until the date that is six (6) months after the date of such Early Termination, (ii) the Company shall continue to provide Employee with health insurance and other similar employee benefits (but excluding the accrual of additional vacation time) under Section 2(c), until the date

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that is six (6) months after the Early Termination and (iii) effective as of such Early Termination Employee shall automatically and without further action required on his part or the part of the Company receive six (6) months of vesting acceleration with respect to each of his then outstanding stock options and each of the stock issuance agreements pursuant to which he holds outstanding shares of the Company’s stock that are then subject to vesting (the “Six Month Vesting Acceleration”). As used in this Agreement, Employee shall be deemed to have been terminated by the Company without “Cause” if he resigns for a “Good Reason” (as defined below).

If an Early Termination occurs during the twelve (12) month period following an Acquisition (as defined below), Employee will automatically and without further action required on his part or the part of the Company receive the following vesting acceleration in lieu of the Six Month Vesting Acceleration (if and only if it results in vesting of a larger total aggregate number of Employee’s shares and options becoming vested than if Six Month Vesting Acceleration applies): fifty percent (50%) of the shares that remain unvested as of the date of Early Termination under each of such Employee’s then outstanding stock options and each of his stock issuance agreements pursuant to which he holds outstanding shares of the Company’s stock that are subject to vesting (the “50% Unvested Acceleration”). If the foregoing 50% Unvested Acceleration results in fewer shares vesting than pursuant to the Six Month Vesting Acceleration, then Employee shall instead automatically receive Six Month Vesting Acceleration. The Company’s obligation to make the payments and provide the accelerated vesting required by this Section 3 is in lieu of any damages or any other payment which the Company might otherwise be obligated to pay Employee as a result of the termination of employment without Cause.

(c) Definitions.

(i) As used herein, an “Acquisition” means (1) a consolidation, merger or other reorganization of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or reorganization, retain equity interests representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholdings in the Company immediately prior to the consolidation, merger or reorganization or (2) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis (except in connection with an insolvency, bankruptcy or similar proceeding).

(ii) As used herein, “Cause” for termination would exist in the event of (1) any willful, material violation by Employee of any law or regulation applicable to the business of the Company (or any successor, subsidiary, parent or affiliate of the Company), (2) Employee’s conviction for, or guilty plea to, any felony or any other crime involving moral turpitude, or any willful perpetration by Employee of a common law fraud, (3) Employee’s commission of an act of personal dishonesty which involves personal profit in connection with the Company (or any successor, subsidiary, parent or affiliate of the Company) or any other entity having a material business relationship with the Company, or (4) any willful and continued failure or refusal by Employee to perform the material, lawful, duties required of Employee in his capacity as a senior executive of the Company (or any successor, subsidiary, parent or

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affiliate of the Company if Employee is then primarily employed by such entity) or a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company (or any successor, subsidiary, parent or affiliate of the Company); provided that with respect to willful and continued failures or refusals to perform duties, the Company will give written notice of such event and will give Employee twenty (20) days to cure such event before it may terminate him.

(iii) As used herein, “Good Reason” for a resignation would exist in the event of (1) a material reduction in Employee’s salary, (2) a material reduction in Employee’s responsibilities (provided no such reduction shall be deemed to have occurred solely by reason of the change in the Company’s status from that of an independent company to that of a subsidiary of a buyer of the Company following an Acquisition), (3) a relocation of the offices that Employee is required to work at a location more than fifty (50) miles from the office at which Employee previously was required to work, and (4) a material breach by the Company of its obligations under this Agreement that is not cured within twenty (20) days of notice thereof.

4. At-Will Employment. Employee will be an at-will employee of the Company, which means the employment relationship can be terminated by either the Employee or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by Employee as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by Employee and the Company.

5. Miscellaneous.

(a) Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(b) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(c) Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of

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its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

(d) Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e) Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties governing the terms and conditions of employment of Employee with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with governing the terms and conditions of Employee’s employment by the Company; provided, however, that the following agreements shall, except as noted below with respect to acceleration of vesting, remain in full force and effect: (i) that certain Agreement Regarding Confidential Information and Proprietary Developments between the Company and Employee dated July 1, 2001 and (ii) that certain Founder’s Restricted Stock Purchase Agreement between the Company and Employee dated June 1, 2000. The terms of this Agreement supersede and replace the stock vesting acceleration provisions of any existing agreement between the Company and Employee. In the event of any conflict between the terms of any other agreement between the Employee and the Company (whether entered into prior to, on, or after the Effective Date), the terms of this Agreement shall control.

(f) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(i) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

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IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

LEADIS TECHNOLOGY, INC.

By:	/s/ Keunmyung Lee

Keunmyung Lee Vice President and CTO

EMPLOYEE

/s/ Sung Tae Ahn

Sung Tae Ahn

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